Exhibit 10.31

AMENDMENT TO THE AGREEMENT
OF
LIMITED PARTNERSHIP
OF
HEARTLAND GRAIN FUELS, L.P.

This Amendment to the Agreement of Limited Partnership of Heartland Grain Fuels, L.P. (the “Partnership”) is made and entered into as of November 8, 2006, by and among Heartland Producers, LLC (“HP”), HGF Acquisition, LLC (“Acquisition Sub”) and Dakota Fuels, Inc. (“DF”).

WITNESSETH

WHEREAS, the original partners of the Partnership entered into the Limited Partnership Agreement of South Dakota Grain Fuels, L.P., dated as of August 27, 1991 (the “Agreement”);

WHEREAS, the Partnership changed its name from South Dakota Grain Fuels, L.P. to Heartland Grain Fuels, L.P.;

WHEREAS, pursuant to the Partnership Interest and Stock Purchase Agreement by and among Advanced BioEnergy, LLC (“ABE”), Acquisition Sub, Heartland Grain Fuels, LP (“HGF”), HP, South Dakota Wheat Growers Association (“SDWG”) and DF dated as of November 7, 2006 (the “PISP Agreement”) and the Partnership Interest Purchase Agreement by and among ABE, Acquisition Sub, Aventine Renewable Energy Holdings, Inc. (“Aventine”), HGF, HP, SDWG and DF dated as of November 7, 2006 (the “Aventine Agreement”), Acquisition Sub acquired all of SDWG’s limited partnership interest in the Partnership and all of Aventine’s limited partnership interest in the Partnership in exchange for cash and a limited liability company interest in ABE;

WHEREAS, pursuant to the terms of the PISP Agreement, Acquisition Sub purchased all of SDWG’s stock in DF;

WHEREAS, pursuant to the terms of the PISP Agreement, if the HP members approve, HP will exchange all of its limited partnership interest in the Partnership in exchange for cash and a limited liability company interest in ABE and HP will sell all of its stock in DF to Acquisition Sub;

WHEREAS, the Partners desire to amend the terms of the Agreement, if the HP members approve the exchange and HP does exchange its Partnership limited partnership interest and its DF stock, in the respects set forth herein and such Agreement, as amended, shall constitute the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto do hereby amend the Agreement as follows:

1.             Amendment to Section 6.4 regarding Allocation of Income, Loss and Credits.   Notwithstanding Article VI of the Agreement, if HP exchanges its interest in the Partnership pursuant to the terms of the PISP Agreement, the Partnership shall allocate to HP an amount of Income or Loss and Credits which would have been allocated to HP if HP would have been a Member of ABE from the First Closing Date to the Second Closing Date, including any and all interim periods during such periods.

2.             Distributions.   Notwithstanding Section 6.1 of the Agreement, if HP exchanges its interest in the Partnership pursuant to the terms of the PISP Agreement, the Partnership shall distribute to HP an amount of cash equal to the amount of cash that would have been distributed to HP if HP would have been a Member of ABE from the First Closing Date to the Second Closing Date.

3.             Continued Force and Effect.   Except as amended herein, all provisions of the Agreement shall remain and continue in full force and effect.

4.             Counterparts.   This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute an agreement, notwithstanding that all parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

GENERAL PARTNER:

Dakota Fuels, Inc.

By:	/s/ Rory Troske
	Name:	Rory Troske
	Title:	Vice President

LIMITED PARTNERS:

Heartland Producers, LLC

By:	/s/ Craig Schaunaman
	Name:	Craig Schaunaman
	Title:	Chairman

HGF Acquisition, LLC

By:	/s/ Revis Stephenson III
Name:
Title: